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                                                                     EXHIBIT 3.3


                           CERTIFICATE OF DESIGNATION
                                       OF
                SERIES ONE JUNIOR PARTICIPATING PREFERRED STOCK
                                       of
                                 ALLWASTE, INC.
             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         ALLWASTE, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), DOES HEREBY CERTIFY that, at a meeting of the Company's Board of Directors duly called and held on August 2, 1996 at which a quorum was present and acting throughout, the following resolutions were adopted pursuant to Section 151 of the Delaware General Corporation Law (the "Delaware Act"):

         WHEREAS, Article FOURTH of the Company's Amended and Restated Certificate of Incorporation (the "Charter"), authorizes a total of 100,500,000 shares of capital stock, consisting of 500,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable form time to time in one or more series, and 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), issuable from time to time; and

         WHEREAS, in accordance with Section 151 of the Delaware Act and pursuant to Article FOURTH of the Charter, the Company's Board of Directors is authorized to fix the designations, powers, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding); and

         WHEREAS, it is the desire of the Board of Directors of this Corporation, in accordance with the authority conferred upon it as described above, to issue a series of Preferred Stock and to fix the rights, preferences, restrictions and other matters relating thereto;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby establish a series of Preferred Stock of this Company and does hereby fix and determine the rights, preferences, restrictions and other matters relating to said series of Preferred Stock, as follows:





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SECTION 1.       Designation and Amount.

         The shares of such series shall be designated as "Series One Junior Participating Preferred Stock" ("Series One Preferred Stock") and the number of shares constituting such series shall be 100,000. Such number of shares may be adjusted by appropriate action of the Board of Directors.

SECTION 2.       Dividends and Distributions.

                 (a) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series One Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) cash dividends in an amount per share (rounded to the nearest cent) equal to 1000 times the aggregate per share amount of all cash dividends contemporaneously declared on the Common Stock, and (ii) a preferential cash dividend ("Preferential Dividends"), if any, on the tenth day of March, June, September and December of each year (each a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series One Preferred Stock, in an amount equal to $10.00 per share of Series One Preferred Stock less the per share amount of all cash dividends declared on the Series One Preferred Stock pursuant to clause (i) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series One Preferred Stock. In the event the Company shall, at any time after the issuance of any share or fraction of a share of Series One Preferred Stock, make any distribution on the shares of Common Stock, whether by way of a dividend or a reclassification of stock, a recapitalization, reorganization or partial liquidation of the Company or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to the immediately preceding sentence and other than a distribution of shares of Common Stock or other capital stock of the Company and other than a distribution of rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Current Market Price (as hereinafter defined) of such share), then and in each such event the Company shall simultaneously pay on each then outstanding share of Series One Preferred Stock a distribution, in like kind, of 1000 times (subject to the provisions for adjustment hereinafter set forth) such distribution paid on a share of Common Stock. The dividends and distributions on the Series One Preferred Stock to which holders thereof are entitled pursuant to clause (i) of the first sentence of this paragraph and pursuant to the second sentence of this paragraph are hereinafter referred to as "Participating Dividends" and the multiple of such cash and non-cash dividends on the Common Stock applicable to the determination of the Participating Dividends, which shall be 1000 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Dividend Multiple." In the event the Company shall at any time after August 15, 1996 declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Participating Dividends which holders of shares of Series One





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Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, of which the numerator is the number of shares of Common Stock outstanding immediately after such event and of which the denominator is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (b) The Company shall declare each Participating Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid. No cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid shall be paid or set aside for payment on the Common Stock unless a Participating Dividend in respect of such dividend or distribution on the Common Stock shall be simultaneously paid, or set aside for payment, on the Series One Preferred Stock.

                 (c) Preferential Dividends shall begin to accrue on outstanding shares of Series One Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Series One Preferred Stock. Accrued but unpaid Preferential Dividends shall cumulate but shall not bear interest. Preferential Dividends paid on the shares of Series One Preferred Stock in an amount less then the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

SECTION 3.       Voting Rights.

         The holders of shares of Series One Preferred Stock shall have the following voting rights:

                 (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series One Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Company. The number of votes which a holder of Series One Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote Multiple." In the event the Company shall at any time after August 15, 1996 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series One Preferred Stock shall be entitled after such event shall be the Vote Multiple immediately prior to such event multiplied by a fraction, of which the numerator is the number of shares of Common Stock outstanding immediately after such event and of which the denominator is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (b) Except as otherwise provided herein or by law, the holder of shares of Series One Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.





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                 (c)      In the event that the Preferential Dividends accrued
on the Series One Preferred Stock for six or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid or set apart for payment, the holders of record of preferred stock of the Company of all series (including the Series One Preferred Stock), other than any series in respect of which the right is expressly withheld by the Charter or the authorizing resolutions included in the Certificate of Designation therefor, shall have the right, at the next meeting of stockholders called for the election of directors, to elect two members to the Board of Directors, which directors shall be in addition to the number required by the Company's bylaws as in effect prior to such event, to serve until the next annual meeting of the stockholders and until their successors are elected and qualified or their earlier resignation, removal or incapacity or until such earlier time as all accrued and unpaid Preferential Dividends upon the outstanding shares of Series One Preferred Stock shall have been paid (or set aside for payment) in full. The holders of shares of Series One Preferred Stock shall continue to have the right to elect directors as provided by the immediately preceding sentence until all accrued and unpaid Preferential Dividends upon the outstanding shares of Series One Preferred Stock shall have been paid (or set aside for payment) in full. Such directors may be removed and replaced by such stockholders, and vacancies in such directorships may be filled only by such stockholders (or by the remaining director elected by such stockholders, if there be one) in the manner permitted by law; provided, however, that any such action by stockholders shall be taken at a meeting of stockholders and shall not be taken by written consent thereof.

                 (d) Except as otherwise required by law or set forth herein, holders of Series One Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

SECTION 4.       Certain Restrictions.

                 (a) Whenever Preferential Dividends or Participating Dividends are in arrears or the Company shall be in default of payment thereof, thereafter and until all accrued and unpaid Preferential Dividends and Participating Dividends, whether or not declared, on shares of Series One Preferred Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of shares of Series One Preferred Stock may have in such circumstances, the Company shall not:

                          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to, the Series One Preferred Stock;

                          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity as to dividends with the Series One Preferred Stock, unless dividends are paid ratably on the Series One Preferred Stock and all such parity stock





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         on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                          (iii) except as permitted by sub-clause (iv) of this Section 4(a), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up), with the Series One Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series One Preferred Stock; or

                          (iv)    purchase or otherwise acquire for
         consideration any shares of Series One Preferred Stock, or any shares of stock ranking on a parity with the Series One Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                 (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, in accordance with Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

                 (c) The Company shall not issue any shares of Series One Preferred Stock except upon exercise of rights issued pursuant to that certain Rights Agreement dated as of August 5, 1996, between the Company and American Stock Transfer & Trust Company, a copy of which is on file with the Secretary of the Company at its principal executive office and shall be made available to stockholders of record without charge upon written request therefor addressed to the Secretary. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Company from issuing for any purpose any series of preferred stock with rights and privileges similar to, different from, or greater than, those of the Series One Preferred Stock.

SECTION 5.       Reacquired Shares.

         Any shares of Series One Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. The Company shall cause all such shares upon their retirement and cancellation to become authorized but unissued shares of Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.





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SECTION 6.       Liquidation, Dissolution or Winding Up.

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series One Preferred Stock unless the holders of shares of Series One Preferred Stock shall have received, subject to adjustment as hereinafter provided, (A) $10.00 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (B) if greater than the amount specified in clause (i)(A) of this sentence, the amount equal to 1000 times the aggregate amount to be distributed per share holders of Common Stock, or (ii) to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Series One Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series One Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Series One Preferred Stock are entitled under clause
(i)(A) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series One Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Company pursuant to clause (i)(B) of the immediately preceding sentence is hereinafter referred to as the "Participating Liquidation Amount" and the multiple of the amount to be distributed to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the Company applicable pursuant to such clause to the determination of the Participating Liquidation Amount, as such multiple may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Liquidation Multiple." In the event the Company shall at any time after August 15, 1996 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Series One Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately prior to such event multiplied by a fraction, of which the numerator is the number of shares of Common Stock outstanding immediately after such event and of which the denominator is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 7.       Certain Reclassifications and Other Events.

                 (a) In the event that holders of shares of Common Stock of the Company receive after August 15, 1996 in respect of their shares of Common Stock any share of capital stock of the Company (other than any share of Common Stock), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise ("Transaction"), then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the shares of Series One Preferred Stock shall be adjusted so that after such event the holders of Series One Preferred Stock shall be entitled, in respect of each share of Series One Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to (i) such additional dividends as equal the





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Dividend Multiple in effect immediately prior to such Transaction multiplied by the additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such Transaction multiplied by the additional voting rights which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the transaction of such capital stock and (iii) such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect immediately prior to such transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

              (b) In the event that holders of shares of Common Stock of the Company receive after August 15, 1996 in respect of their shares of Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Current Market Price of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the shares of Series One Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Current Market Price of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

              (c) In the event that holders of shares of Common Stock of the Company receive after August 15, 1996 in respect of their shares of Common Stock any right or warrant to purchase capital stock of the Company (other than shares of Common Stock), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for capital stock of the Company (other than Common Stock), at a purchase price per share less than the Current Market Price of such shares of capital stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Company of the shares of Series One Preferred Stock shall each be adjusted so that after such event each holder of a share of Series One Preferred Stock shall be entitled, in respect of each share of Series One Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such





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right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined) and (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction and (iii) such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction. For purposes of this paragraph, the "Discount Fraction" shall be a fraction, of which the numerator shall be the difference between the Current Market Price of a share of the capital stock subject to a right or warrant distributed to holders of shares of Common Stock as contemplated by this paragraph immediately after the distribution thereof and the purchase price per share for such share of capital stock pursuant to such right or warrant and of which the denominator shall be the Current Market Price of a share of such capital stock immediately after the distribution of such right or warrant.

              (d) For purposes of this Section 7, the "Current Market Price" of a share of capital stock of the Company (including a share of Common Stock) on any date shall be deemed to be the average of the daily closing prices per share thereof over the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that, in the event that such Current Market Price of any such share of capital stock is determined during a period which includes any date that is within 30 Trading Days after the ex-dividend date for (i) a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock, or (ii) any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Current Market Price shall be appropriately adjusted by the Board of Directors of the Company to reflect the Current Market Price of such stock to take into account ex-dividend trading. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares are not listed or admitted to trading on the New
York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other system then in use, or if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the Company. The term "Trading
Day" shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not





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listed or admitted to trading on any national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange as may be selected by the Board of Directors of the Company is open. If the shares are not publicly held or not so listed or traded on any day within the period of 30 Trading Days applicable to the determination of Current Market Price thereof as aforesaid, "Current Market Price" shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the Company. In either case referred to in the foregoing sentence, the determination of Current Market Price shall be described in a statement filed with the Secretary of the Company.

SECTION 8.    Consolidation, Merger, Etc.

       In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Series One Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately prior to such event.

SECTION 9.    Effective Time of Adjustments.

              (a) Adjustments to the Series One Preferred Stock required by the provisions hereof shall be effective as of the time at which the event required such adjustments occurs.

              (b) The Company shall give prompt written notice to each holder of a share of Series One Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Company of such shares required by the provisions hereof. Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

SECTION 10.   No Redemption.

The shares of Series One Preferred Stock shall not be redeemable at the option of the Company or any holder thereof. Notwithstanding the foregoing sentence of this Section, the Company may acquire shares of Series One Preferred Stock in any other manner permitted by law, the provisions hereof and the Charter.

SECTION 11.   Ranking.

       Unless otherwise provided in the Charter or a Certificate of Designation relating to a subsequent series of Preferred Stock, the Series One Preferred Stock shall rank junior to all other





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series of the Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and senior to the Common Stock.

SECTION 12.   Amendment.

       The provisions hereof and of the Charter shall not be amended in any manner which would materially affect the rights, privileges or powers of the Series One Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series One Preferred Stock, voting together as a single class.





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       IN WITNESS WHEREOF, we have executed and subscribed this Certificate of
Designation and do affirm the foregoing as true under the penalties of perjury this 14th day of November, 1996.


                                        /s/ ROBERT M. CHISTE
                                        ---------------------------------------
                                        Robert M. Chiste
                                        President and Chief Executive Officer

                                        /s/ W. FIEDLER
                                        ---------------------------------------
                                        William L. Fiedler
                                        Vice President and Corporate Secretary





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